UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NORTHWEST PIPE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 17, 2013

Dear Fellow Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders to be held on Friday, May 31, 2013, at 9:00 a.m. (local time) at the Heathman Hotel in downtown Portland, Oregon.

The actions we expect to take at our Annual Meeting are described in detail in the attached Notice of 2013 Annual Meeting of Shareholders and Proxy Statement.

YOUR VOTE IS IMPORTANT. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Shareholders may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement and proxy card.

Thank you for your support and continued interest in Northwest Pipe Company.

Sincerely,

Scott J. Montross

President and Chief Executive Officer

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Northwest Pipe Company:

The 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Northwest Pipe Company will be held on Friday, May 31, 2013, at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. The purposes of the Annual Meeting will be:

1.	To elect four directors, three to serve for a three-year term and one to serve for a one-year term;

2.	To approve an Amendment to the Company’s 2007 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder from 600,000 to 1,200,000;

3.	To hold an advisory vote on the Company’s executive compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 12, 2013 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card, or use the Internet or telephone voting systems.

We are enclosing a copy of the 2012 Annual Report to Shareholders with this Notice and Proxy Statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2013: This proxy statement and the Company’s 2012 Annual Report to Shareholders are also available at www.nwpipe.com/proxy.

By Order of the Board of Directors,

Scott J. Montross

President and Chief Executive Officer

Vancouver, Washington

April 17, 2013

PROXY STATEMENT FOR THE

2013 ANNUAL MEETING OF SHAREHOLDERS OF

NORTHWEST PIPE COMPANY

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

(360) 397-6250

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 31, 2013

INTRODUCTION

General

This Proxy Statement and the accompanying 2012 Annual Report to Shareholders are being furnished to the shareholders of Northwest Pipe Company, an Oregon corporation (the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Friday, May 31, 2013, at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time.

At the Annual Meeting, shareholders will be asked to vote on the following matters:

1.	The election of four directors, three to serve for a three-year term and one to serve for a one-year term;

2.	The approval of an Amendment to the Company’s 2007 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder from 600,000 to 1,200,000;

3.	An advisory vote on the Company’s executive compensation;

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and

5.	Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

This Proxy Statement, together with the enclosed proxy card and the 2012 Annual Report to Shareholders, are first being mailed to shareholders of the Company on or about April 26, 2013.

The Board of Directors has fixed the close of business on April 12, 2013 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 9,437,387 shares of Common Stock then outstanding.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted in accordance with the recommendations of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to: Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why is the Company providing these materials?

A:	The Company’s Board of Directors is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareholders, which will take place on May 31, 2013, at 9:00 a.m. at the Heathman Hotel in downtown Portland, Oregon. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers, and other required information.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

•	the election of four members of the Board of Directors (Proposal No. 1);

•	the approval of an Amendment to the Company’s 2007 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder from 600,000 to 1,200,000 (Proposal No. 2);

•	the advisory vote on executive compensation (Proposal No. 3); and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013 (Proposal No. 4).

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares “FOR” the election of the Board’s nominees for election to the Board of Directors, “FOR” the approval of the Amendment to 2007 Stock Incentive Plan, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

Q:	What shares owned by me can be voted?

A:	All shares of the Company’s Common Stock owned by you as of the close of business on April 12, 2013 (the “Record Date”) may be voted by you. You may cast one vote per share of Common Stock that you held on the Record Date. These shares include shares that are: (i) held directly in your name as the shareholder of record, and (ii) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. You may also vote your shares as described below under “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting. Your broker or nominee has sent you instructions for how you can direct the broker or nominee to vote your shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held in street name may be voted in person by you only if you obtain a legal proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	To vote shares held directly in your name as the shareholder of record, without attending the meeting, please sign, date and return the enclosed proxy card, or follow the instructions for Internet or telephone voting on the enclosed proxy card. This way your shares will be represented whether or not you are able to attend the meeting.

To vote shares held in street name, without attending the meeting, please follow the instructions provided by your broker.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the Company’s Corporate Secretary, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” or “WITHHOLD AUTHORITY” from voting for each of the director nominees. If you vote your shares without providing specific instructions, your shares will be voted “FOR” the nominees for election to the Board of Directors. If you vote to “WITHHOLD AUTHORITY” to vote for a nominee for election as a director, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted and will have no effect in determining whether the nominee is elected.

With respect to the proposals for the approval of the amendment to 2007 Stock Incentive Plan, the advisory vote on executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, you may vote “FOR” or “AGAINST” or “ABSTAIN.” If you vote your shares without providing specific instructions, your shares will be voted in accordance with the recommendations of the Board. If you vote to “ABSTAIN”, the shares represented will be counted as present for the purpose of determining a quorum, but with respect to any proposal on which there was a vote to “ABSTAIN” they will not be counted and will have no effect in determining whether the proposal is approved.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine. Proposal No. 4 is considered a routine matter, so unless you have provided otherwise, your broker will have discretionary authority to vote your shares on this proposal. Proposals No. 1, 2 and 3 are considered non-routine matters, so unless you have provided instructions to your broker with respect to Proposals No. 1, 2 and 3, your broker will not have authority to vote your shares on any of those proposals and your shares will constitute broker non-votes. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of shares entitled to vote or votes cast for or against a proposal.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve the proposals?

A:	Proposal No. 1: The election of the director nominees requires the affirmative “FOR” vote of a plurality of the votes cast in the election.

Proposal No. 2: The proposal for the approval of the amendment to 2007 Stock Incentive Plan requires the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Proposal No. 3: The proposal for the advisory vote on executive compensation requires the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Proposal No. 4: The proposal for the ratification of the appointment of PricewaterhouseCoopers LLP for the year ending December 31, 2013 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Q:	Who are the proxyholders and what do they do?

A:

The two persons named as proxyholders on the proxy card, Scott J. Montross, our President and Chief Executive Officer, and Richard A. Roman, our Executive Chairman of the Board, were designated by the Board of Directors. The proxyholders will vote all properly tendered proxies (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you vote your shares without providing specific instructions regarding each of the proposals, your shares will be voted on each proposal as recommended by the Board of Directors.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate set of proxy materials for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please vote your shares for each set of proxy materials that you receive by following the instructions on the enclosed proxy card.

Q:	How can I revoke my proxy?

A:	You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may do any of the following:

•	sign and return another proxy card bearing a later date;

•	enter a new vote by Internet or by telephone following the instructions on the proxy card;

•	provide written notice of the revocation to the Company’s Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver WA 98661, prior to the vote at the Annual Meeting; or

•

attend the meeting and vote in person. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in the Company’s Current Report on Form 8-K filed by the Company within four business days after the Annual Meeting.

Q.	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the proposals described in this Proxy Statement, the Company does not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Scott J. Montross, the Company’s President and Chief Executive Officer, and Richard A. Roman, the Company’s Executive Chairman of the Board, will vote your shares on any additional matters properly presented for a vote at the Annual Meeting in a manner directed by a majority of the Board of Directors.

Q:	Who will count the vote?

A:	Computershare, the Company’s transfer agent, has been appointed to act as the inspector of election and will tabulate the votes. In the event Computershare is unable to do so, a representative of the Company’s outside legal counsel, Ater Wynne LLP, will act in this role.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board of Directors. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to the Company’s management.

Q:	Who will bear the cost of soliciting proxies for the Annual Meeting?

A:	The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. The Company may also engage a proxy solicitation firm or other professional advisors to assist in the solicitation of proxies and provide related advice and support. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

CORPORATE GOVERNANCE

Our Board of Directors and management have committed themselves to establishing a strong corporate governance environment and to adopting best practices as they most meet the needs and goals of the Company. As part of that commitment, we have adopted Corporate Governance Principles, which cover such topics as qualifications and independence of Board members, the selection, orientation, and continuing education of Board members, as well as other topics designed to promote effective governance by the Board of Directors. We have also adopted a Code of Business Conduct and Ethics, which applies to all employees, officers and directors of the Company and sets forth guidance to help in recognizing and dealing with ethical issues, to provide mechanisms for reporting unethical conduct, and to promote a culture of honesty and accountability. Copies of our Corporate Governance Principles and Code of Business Conduct and Ethics are available on the Company’s website at www.nwpipe.com under the heading “Corporate Governance”, or by writing to Northwest Pipe Company, attn. Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, WA 98661.

We also adopted a Policy for Reporting Financial Irregularities (“Whistleblower Policy”), which is intended to create a workplace environment that encourages the highest standards of ethical, moral, and legal business conduct. The Whistleblower Policy establishes procedures for any person to confidentially and anonymously report violations by us or any of our personnel of our Code of Ethics or any laws, rules or regulations without fear of retaliation. The Whistleblower Policy also contains procedures for submission of complaints involving our accounting practices and internal accounting controls.

As part of its ongoing review of corporate governance matters, the following enhancements were put in place during the last twelve months:

•	Added a director resignation policy to our Corporate Governance Principles

•	Added an anti-hedging/pledging policy to our Stock Ownership Policy

•	Modified the Audit Committee Charter to increase the number to two of Committee members that meet the SEC definition of a “financial expert”

•	Added supplemental Lead Director duties to our Corporate Governance Principles

•	Added two members to the Board of Directors

Director Elections

While directors are elected by a plurality of votes cast, in February 2013, the Board of Directors amended the Corporate Governance Principles to include a director resignation policy, requiring a director who receives more votes “withheld” than in favor of election in an uncontested election to tender his or her resignation to the Board. The Nominating and Governance Committee shall recommend to the Board the action to be taken with respect to such offer of resignation, and the Board shall act promptly with respect to each such letter of resignation and publicly disclose its decision and rationale.

Director Independence

The Board of Directors has determined that James E. Declusin, Harry L. Demorest, Michael C. Franson, Wayne B. Kingsley and Keith R. Larson are independent. The Board has established director independence guidelines as part of the Corporate Governance Principles to assist in determining director independence in accordance with the standards of the Nasdaq Stock Market. The director independence guidelines provide that none of the following will be an “independent director”:

(A) a director who is, or at any time during the past three years was, employed by the Company;

(B) a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i) compensation for board or board committee service;

(ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company; or

(iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

provided, however, that in addition to the requirements contained in this paragraph (B), Audit Committee members are also subject to additional, more stringent requirements under NASDAQ Rule 5606(c)(2).

(C) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(D) a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i) payments arising solely from investments in the Company’s securities; or

(ii) payments under non-discretionary charitable contribution matching programs.

(E) a director of the Company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

(F) a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Board Leadership Structure and Risk Oversight

The Company’s Corporate Governance Principles provide that the independent members of the Board of Directors will select a lead director from among the independent directors if the positions of Executive Chairman of the Board and Chief Executive Officer are held by the same person or if the Executive Chairman of the Board is not an independent director. The responsibilities of the Executive Chairman of the Board include the following: set Board meeting agendas in collaboration with the CEO; preside at Board meetings and the annual shareholders meeting; assign tasks to the appropriate committees; and ensure that information flows openly between management and the Board. The responsibilities of the lead director include the following: coordinate the activities of the independent directors; make recommendations to the CEO in setting Board meeting agendas on matters concerning the independent directors; prepare the agenda for executive sessions of the independent directors, chair those sessions and be primarily responsible for communications between the independent directors and the CEO. Richard A. Roman, the Executive Chairman of our Board of Directors, is not “independent” within the meaning of the applicable rules of the Nasdaq Stock Market. Accordingly, in December 2010, the remaining directors appointed James E. Declusin as the Board’s Lead Director.

The Board of Directors oversees management’s Company-wide risk management activities. Management’s risk management activities include assessing and taking actions necessary to manage risks incurred in connection with the long-term strategic direction of the Company and the operation of our business. The Board of Directors uses its committees to assist in its risk oversight function. The Compensation Committee is responsible for oversight of risk associated with our compensation plans. The Nominating and Governance Committee is responsible for oversight of board processes and corporate governance-related risk. The Audit Committee is responsible for oversight of our financial reporting process, financial internal controls and compliance activities, the qualification, independence and performance of our independent auditors, and compliance with applicable legal and regulatory compliance requirements. The Board of Directors maintains overall responsibility for oversight of the work of its various committees by having regular reports from the chairman of each Committee with respect to the work performed by his respective Committee. In addition, discussions about the Company’s strategic plan, financial results, capital structure, merger and acquisition related activity and other business discussed with the Board generally includes discussion of the risks associated with the matters under consideration.

Board of Directors Meetings

The Board of Directors met five times during 2012. Each director attended more than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served. Members of the Board of Directors are also encouraged to attend the Company’s annual meeting of shareholders each year. All of the members of the Board of Directors attended the Company’s 2012 Annual Meeting of Shareholders.

Board of Directors Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of the Committees consists of independent directors and each of the Committees has adopted a written charter which is available on the Company’s website at www.nwpipe.com under the heading “Corporate Governance”, or by writing to Northwest Pipe Company, attn. Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, WA 98661.

The table below lists the current membership of each Committee.

	Audit Committee		Compensation Committee		Nominating and Governance Committee
Name:
James E. Declusin			X
Harry L. Demorest	X
Michael C. Franson	X		X		X	*
Wayne B. Kingsley	X	*			X
Keith R. Larson	X		X	*

*	Committee Chairman

Audit Committee. The Audit Committee of the Board of Directors is responsible for the oversight and monitoring of: the integrity of the Company’s financial reporting process, financial internal control systems, accounting and legal compliance and the integrity of our financial reporting; the qualifications, independence and performance of our independent auditors; our compliance with applicable legal and regulatory requirements; and the maintenance of an open and private, if necessary, communication among the independent auditors, management, legal counsel and the Board. The Audit Committee met 17 times in 2012. Each member of the Audit Committee is “independent” as defined by applicable U.S. Securities and Exchange Commission (“SEC”) and Nasdaq Stock Market rules. The Board of Directors has determined that Mr. Franson and Mr. Larson qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Audit Committee Report. Management is responsible for preparing the Company’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent accountants on the basis of the information it receives, discussions with the independent accountants and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based on the above discussions and review with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Wayne B. Kingsley, Chairman

Michael C. Franson

Keith R. Larson

Compensation Committee. The Compensation Committee of the Board of Directors is responsible for the oversight and determination of executive compensation by: reviewing and approving salaries and other compensation of the Company’s executive officers; administering the Company’s equity incentive and compensation plans, including reviewing and approving stock option and other equity incentive and compensation awards to executive officers; and reviewing, recommending and taking action upon any other compensation practices or policies of the Company as the Board may request or the Committee may determine to be appropriate. The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of executive compensation. The Compensation Committee met six times in 2012.

Nominating and Governance Committee; Nominations by Shareholders. The Nominating and Governance Committee of the Board of Directors recommends to the Board of Directors corporate governance principles for the Company, identifies qualified candidates for membership on the Board of Directors, proposes nominees for election as directors and recommends to the Board the level and form of compensation and benefits for directors. Each of the members of the Nominating and Governance Committee is “independent” as defined by applicable Nasdaq Stock Market rules. The Nominating and Governance Committee met three times in 2012.

In identifying qualified candidates for the Board of Directors, the Nominating and Governance Committee will consider recommendations by shareholders. Shareholder recommendations as to candidates for election to the Board of Directors may be submitted to Northwest Pipe Company, Attn: Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661. The Nominating and Governance Committee will evaluate potential nominees, including candidates recommended by shareholders, by reviewing qualifications, considering references, and reviewing and considering such other information as the members of the Nominating and Governance Committee deem relevant. The Company’s Corporate Governance Principles specify that the criteria used by the Nominating and Governance Committee in the selection, review and evaluation of possible candidates for vacancies on the Board should include factors relating to whether the candidate would meet the definition of “independent” as well as skills, occupation and experience in the context of the needs of the Board. All candidates for election to the Board of Directors must be individuals of character, integrity and honesty. The Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates; however, the Board does consider diversity in reviewing director nominee candidates. The Nominating and Governance Committee has not employed any third parties to help identify or screen prospective directors in the past, but may do so at their discretion.

The Company’s Bylaws permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in the Company’s Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

Communications with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Executive Chairman of the Board, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver WA 98661. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, three directors will be elected for three-year terms, and one director will be elected for a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fail to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

The Company’s Articles of Incorporation provide that the Board of Directors shall be composed of not less than six and not more than nine directors. The Company’s directors are divided into three classes. The term of office of only one class of directors expires each year, and their successors are generally elected for terms of three years, and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors

The following table sets forth the names of and certain information about the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting.

	Age	Director Since	Expiration of Current Term	Expiration of Term for Which Nominated
Nominees:
Harry L. Demorest	71	2013	2013	2016
James E. Declusin	70	2010	2013	2016
Michael C. Franson	58	2007	2013	2016
Scott J. Montross	48	2013	2013	2014
Continuing Directors:
William R. Tagmyer	75	1986	2014
Wayne B. Kingsley	70	1987	2014
Keith R. Larson	55	2007	2015
Richard A. Roman	61	2003	2015

Nominees for Director

Harry L. Demorest has been a director of the Company since February 2013. Mr. Demorest served as CEO of Columbia Forest Products from 1996 until 2007, as President from 1994 until 1996, and as Executive Vice President from 1992 until 1994. Prior to Columbia Forest Products, Mr. Demorest was the Office Managing Partner for Arthur Anderson and Co., an independent public accounting firm, from 1981 to 1991 in Portland, Oregon. Mr. Demorest is a current board member at Columbia Forest Products, serving on its compensation and audit committees, and a former board member and audit committee chairman of Oregon Steel Mills, Inc. Mr. Demorest has also served on the boards of several civic and charitable organizations. Currently, he is a member of our Audit Committee. Mr. Demorest brings to the Board his extensive financial and managerial experience.

James E. Declusin has been a director of the Company since August 2010. Mr. Declusin served as President and CEO of Evraz Inc. NA until February 2010 and as President and CEO of Oregon Steel Mills, Inc. from August 2003 until Oregon Steel Mills was acquired by Evraz Group SA in January 2007. He served as a director of Oregon Steel Mills and, subsequently, Evraz Inc. NA from 2000 until 2010. Mr. Declusin spent

16 years with California Steel Industries, most recently serving as Senior Executive Vice President and Chief Operating Officer, retiring in October 2000. Prior to that time, he spent 17 years in various management positions in the commercial area of Kaiser Steel Corporation. Currently, he is the Board’s Lead Director and a member of the Compensation Committee. Mr. Declusin brings to the Board over 40 years of experience in the steel industry, including, most recently, as president and chief executive officer of a large publicly-held steel manufacturing company.

Michael C. Franson has been a director of the Company since January 2007. Mr. Franson is a founder and is President of St. Charles Capital LLC, an investment banking firm formed in 2005. St. Charles Capital provides expertise in mergers and acquisitions, raising private capital and financial advisory services for middle-market companies across the United States. Prior to founding St. Charles Capital, Mr. Franson was a Managing Director at The Wallach Company, which was subsequently sold to KeyCorp, the parent of KeyBanc Capital Markets. Prior to joining The Wallach Company, Mr. Franson was a partner at Boettcher and Company, a regional investment-banking firm located in Denver. Mr. Franson began his career as an equity analyst at Pacific Mutual Insurance Company, located in Newport Beach, California. Mr. Franson had previously served as a member of our Board of Directors from 2001 until 2005. Currently, he is the Chairman of the Nominating and Governance Committee and a member of our Compensation Committee and our Audit Committee. Mr. Franson brings to the Board his background and expertise in investment banking, including substantial experience in financial analysis and financial advisory services, merger and acquisition transactions and a wide variety of capital raising and financing transactions.

Scott J. Montross has been a director of the Company since January 2013. Mr. Montross has served as our President and CEO since January 2013, and as our Chief Operating Officer from May 2011 until December 2012. Previously he served as Executive Vice President, Flat Products Group of Evraz, Inc. NA from March 2010 through April 2011. Mr. Montross served as Vice President, General Manager, Evraz Oregon Steel from February 2007 through February 2010. Prior to his General Manager role, Mr. Montross served as Vice President of Sales at Oregon Steel Mills, Inc. from June 2003 through February 2007. Mr. Montross brings to the Board his extensive experience in the steel industry.

Continuing Directors

Wayne B. Kingsley has been a director of the Company since 1987. Mr. Kingsley is Chairman of the Board of Directors of American Waterways, Inc., a privately held passenger vessel excursion company. From 1985 to 2002, Mr. Kingsley served as Chairman of the Board of Directors of InterVen Partners, Inc., a venture capital management company, and served as General Partner of the venture capital funds managed by InterVen Partners, Inc. Mr. Kingsley also serves on the Board of Directors of one not-for-profit entity. Currently, he is the Chairman of the Audit Committee and a member of our Nominating and Governance Committee. Mr. Kingsley brings to the Board over 20 years of experience as a member of the Board of Directors and investor in the Company, as well as his background as a manager and investor of venture capital funds and more recent experience as chairman of a privately held passenger vessel excursion company.

Keith R. Larson has been a director of the Company since May 2007. Mr. Larson is a Vice President of Intel Corporation and Managing Director of Intel Capital, Intel Corporation’s venture investment group. Mr. Larson was appointed Vice President in 2006 and has served as a Managing Director of Intel Capital since 2004, managing a team of investment professionals focused on identifying, making, and managing strategic investments in the manufacturing and Intel Labs sectors. Mr. Larson has previously managed Latin America, Taiwan and Korea regions for Intel Capital, and for approximately three months in 2004, Mr. Larson managed the Western Europe and Israel investment team of Intel Capital. From 1999 to 2003, Mr. Larson was a Sector Director managing teams of investment professionals investing in communications, networking, and data storage sectors. Mr. Larson also currently serves on the board of regents of a university and one state government council, which oversees approximately $80 billion in investments of various Oregon State agencies and funds such as the Oregon Public Employees Retirement Fund. Currently, he is the Chairman of our Compensation Committee and a member of the Audit Committee. Mr. Larson brings to the Board his experience as a senior executive in corporate development in a large multinational public company.

Richard A. Roman has been a director of the Company since 2003. Effective January 1, 2013, Mr. Roman became the Executive Chairman of the Board of Directors. Mr. Roman has also served as our CEO from March 2010 until December 2012, and as President from October 2010 until December 2012. In connection with his appointment as CEO, Mr. Roman resigned his former positions as Lead Director and as a member of the Board’s Audit and Compensation Committees. He was a member of our Audit and Compensation Committees since 2003 and 2005, respectively, and the Board’s Lead Director since November 2008. Previously, Mr. Roman was the President of Columbia Ventures Corporation, a private investment company which historically has focused principally on the international metals and telecommunications industries. Prior to joining Columbia Ventures Corporation in 1992, Mr. Roman was a partner at Coopers & Lybrand, an independent public accounting firm. Mr. Roman also serves on the Board of Directors of one privately held manufacturing company and one privately held communications company. Mr. Roman brings to the Company his knowledge and experience as a partner at a large national independent public accounting firm as well as his more recent management experience as an executive officer of a private investment company.

William R. Tagmyer served as Chairman of the Board of Directors from 1986 until December 2012. From 1986 to January 1998, Mr. Tagmyer also served as our President and from 1986 to January 2001 as CEO. He worked for L. B. Foster Company, another steel pipe manufacturer, from 1975 to 1986. Prior to 1975, Mr. Tagmyer was employed by U.S. Steel Corporation and FMC Corporation in the areas of sales, marketing, product management and contract administration. Mr. Tagmyer brings to the Board over 50 years of experience in steel and steel-related industries and twenty-five years of experience in leadership positions with the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE ELECTION OF THE BOARD’S NOMINEES UNLESS A VOTE WITHHOLDING AUTHORITY IS SPECIFICALLY INDICATED.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Board of Directors and executive management at the Company believe that the performance and contribution of our executive officers are critical to our overall success. To attract, retain, and motivate the executives to accomplish our business strategy, the Compensation Committee establishes executive compensation policies and oversees executive compensation practices at the Company.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual and long-term goals, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving shareholder value.

The Compensation Committee also evaluates compensation programs to ensure that we maintain our ability to attract, retain and motivate superior employees in key positions and that compensation provided to key employees remains competitive. The Compensation Committee believes our executive compensation packages should include both cash and share-based compensation that reward performance as measured against established goals and market performance.

In 2011, the Compensation Committee engaged an independent compensation consultant, Mercer LLC, to conduct a review of our executive compensation program, and to advise the Compensation Committee on the levels of base salary as well as on the design of the Company’s performance-based cash incentive program and long-term equity incentive program. To that end, Mercer developed a competitive peer group and performed benchmarking analysis of the levels and mix of compensation. The Compensation Committee used the results from this peer group and benchmarking analysis as reference data in making judgments regarding executive compensation without the implementation of a formal policy. The following peer companies were included in the analysis:

• Valmont Industries, Inc.	• Mueller Water Products Inc

• Aegion Corp	• Circor Intl Inc

• Lufkin Industries Inc	• Foster (LB) Co

• Lindsay Corp	• Ampco-Pittsburgh Corp

• MFRI Inc	• Flow Intl Corp

• Synalloy Corp

Process for Setting Executive Compensation. The Compensation Committee annually reviews and approves compensation levels and pay mix for our executives.

•

The Compensation Committee generally does not utilize specific benchmark levels. Rather, the Compensation Committee considers broad, market based survey data, such as that provided by Mercer, salary.com and WorldatWork.org, when assessing the competitiveness of compensation levels and pay mix for the CEO, CFO and other executives.

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The Compensation Committee evaluates and considers the Company’s annual performance within the context of its long-term strategic plan, identifying areas in which expectations were exceeded, achieved or fell below stated goals. The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current objectives, strategies and performance goals.

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The Compensation Committee evaluates and considers a variety of growth and profitability measures relative to historical performance and internal plans for awarding performance-based cash incentive compensation.

•

The Compensation Committee evaluates and considers Total Shareholder Return, defined as the total increase in share price plus dividends, relative to peer performance and other performance criteria for awarding long-term equity incentive awards.

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The Compensation Committee exercises business judgment in determining the appropriate level and mix of executive compensation; cash compensation is used to provide a base salary, and to incentivize and reward our executives based on their contributions to the Company, and equity compensation is used to tie the interests of the executives to the interests of our shareholders. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, which enables the Compensation Committee the flexibility to adjust allocations dynamically as business conditions warrant.

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The Compensation Committee uses qualitative individual performance objectives as a factor in making its decisions. The Compensation Committee and the CEO annually review the performance of each executive officer (other than the CEO whose performance is reviewed by the Compensation Committee). Based on these reviews, the Compensation Committee makes compensation decisions, including salary adjustments and annual bonus awards, for the executive officers.

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The Compensation Committee reviews the total compensation of each executive officer each year. In 2012, Mercer LLC was engaged to conduct a review of the compensation package for the new CEO, Scott J. Montross, whose promotion was effective January 1, 2013.

Elements of Compensation. For the year ended December 31, 2012, the principal components of compensation for executive officers were:

•	base salary;

•	performance-based cash incentive compensation;

•	discretionary incentive compensation;

•	long-term equity incentive awards (restricted stock units and performance share awards);

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary. We provide executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries are determined for each executive based on his or her experience, position and responsibilities, and takes in to consideration market data and conditions. In addition, we consider the individual performance of each executive, and conduct internal reviews of each executive’s compensation to ensure equity among executive officers. Salary levels are typically reviewed annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Compensation Committee’s assessment of the individual executive’s performance in conjunction with recommendations provided by the CEO.

Base salary is reflected in the ‘Salary’ column in the Summary of Cash and Certain Other Compensation table on page 20.

Performance-Based Cash Incentive Compensation. We provide executive officers and other employees with incentive compensation to retain, incentivize and reward them for high performance and achievement of corporate goals. The incentive compensation program provides for an award of cash incentive compensation to executive officers and others as a reward for our growth and profitability, and places a significant percentage of each executive officer’s compensation at risk. Awards are based on our achievement of certain financial performance measures each year.

The performance measure for our Named Executive Officers for 2012 was Adjusted Income before Income Taxes, for which the Compensation Committee established a target level of $32 million. Adjusted Income before

Income Taxes is calculated by adjusting our income before income taxes as reported in our audited financial statements for certain events that occur during the year, such as the acquisitions of businesses, the sales of significant capital assets, or other extraordinary or unusual developments. For 2012, there were no adjustments to Adjusted Income before Income Taxes.

The Compensation Committee also established a payout range for the awards for each executive officer based on the level of achievement of the performance measure. For Messrs. Roman and Montross, the target payout for 2012 was seventy percent of 2012 annual base salary upon achievement of one hundred percent of the performance target, with the payout range extending from $0 at or below fifty percent of target performance to one hundred and forty percent of 2012 base salary at or above one hundred and fifty percent of target performance. For Messrs. Mahoney and Stokes and Ms. Gantt, the target payout for 2012 was fifty percent of 2012 annual base salary upon achievement of one hundred percent of performance target, with the payout range extending from $0 at or below fifty percent of target performance to one hundred percent of 2012 annual base salary at or above one hundred and fifty percent of target performance. Payouts for performance within the range will be interpolated on a straight line basis. The final amount of these awards is subject to adjustment at the discretion of the Compensation Committee. Even if the performance measures are met, the Compensation Committee retains the right to adjust the actual amounts of the award to each individual. Such adjustments may be based on individual performance, as well as external factors affecting us or the occurrence of unusual or infrequent events; in 2012, Mr. Roman’s, Mr. Montross’s and Mr. Stokes’s awards were reduced by 5%, 10% and 15%, respectively, for adjustments based on individual performance. The following table reflects, for each of the Named Executive Officers, the applicable performance target, actual performance and amount of award:

Name	2012 Performance Target (million $)	2012 Actual Performance (million $)	2012 Target Award ($)	2012 Actual Award ($)
Richard Roman	$32.0	$21.8	$371,000	$135,756
Robin A. Gantt	32.0	21.8	132,500	51,036
Robert L. Mahoney	32.0	21.8	149,000	57,392
Scott Montross	32.0	21.8	280,000	97,065
Gary A. Stokes	32.0	21.8	149,000	48,796

Performance-based cash incentive compensation is reflected in the ‘Non-Equity Incentive Plan Compensation’ column in the Summary of Cash and Certain Other Compensation table on page 20.

Discretionary Incentive Compensation. We provide, from time to time, additional discretionary incentive compensation in recognition of an executive officer’s or other employee’s success in attaining results that delivered value to the Company, but were not captured in the performance-based cash incentive compensation, or for other reasons as determined appropriate by the Compensation Committee. In 2012, Ms. Gantt received discretionary incentive compensation of $25,000.

Discretionary incentive compensation is reflected in the ‘Bonus’ column in the Summary of Cash and Certain Other Compensation table on page 20.

Long-Term Equity Incentive Awards. In 2008, we began providing long-term equity incentive awards to executive officers and certain designated key employees. The long-term equity incentive awards are designed to ensure that our executive officers and key employees have a continuing stake in our long-term success. In addition, the awards emphasize pay-for-performance. Terms and conditions of the awards are determined on an annual basis by the Compensation Committee. The amount of the equity award in 2012 was determined based on a percentage of the recipient’s base salary; the equity award at target was eighty-five percent for the Named Executive Officers, other than the CEO and COO, whose awards were approximately forty seven percent and one hundred five percent, respectively. Under the grant, twenty five percent of the award was in the form of restricted stock units (“RSUs”), and seventy five percent of the award was in the form of performance share awards (“PSAs”).

RSUs are service based and entitle the holder to receive Common Stock at the end of the vesting period (one-third of the 2012 awards vested in six months, one-third vest in eighteen months, and one-third vest in thirty months), subject to continued employment. RSUs are designed to attract and retain executive officers and others by providing them with the benefits associated with the increase in the value of the Common Stock during the vesting period, while incentivizing them to remain with us long-term.

PSAs are service-based awards with a market-based vesting condition. PSAs serve several purposes. They have value to the holder only if the goals are achieved during their performance measurement period and they serve as a retention tool because certain of the performance measurement periods extend to December 31, 2014. Additionally, the holders benefit further if they are successful in increasing the value of our Common Stock. The 2012 PSAs were granted with a market-based vesting condition that entitle the holder to receive between zero and two hundred percent of the target award, based on our Total Shareholder Return compared to our peer group. Thirty three percent of the market-based PSAs vest in January 2014, following the 2012 – 2013 measurement period, and sixty seven percent of the market-based PSAs vest in January 2015, following the 2012 – 2014 measurement period. The following scale shows the adjustment to the number of PSAs that may be awarded following each of the two measurement periods:

Total Shareholder Return vs. Peer Group	Payout as a Percentage of Target Award
85th percentile or higher	200%
50th percentile	100%
25th percentile	25%
Less than 25th percentile	0%

Payouts for performance between the rankings will be interpolated on a straight line basis.

Long-term equity incentive awards are reflected in the ‘Stock Awards’ or ‘Options Awards’ columns in the Summary of Cash and Certain Other Compensation table on page 20, as appropriate.

Retirement Benefits. In order to provide competitive total compensation, we offer our executive officers and certain designated key employees a nonqualified retirement savings plan (the “Deferred Compensation Plan”), which provides executive officers and others with the opportunity to defer salary and bonus compensation for a period of years or until termination of employment. Executive officers who defer salary or bonus under the Deferred Compensation Plan are credited with market-based returns. We may make a discretionary matching contribution based on deferrals made by each participant. In addition, we will make a contribution based on a target benefit projected for each participant. The target benefit projected is 1% of base salary in the year before attaining normal retirement age per year of employment (up to 35 years) with us. For 2012, Company contributions to the Deferred Compensation Plan accounted for between zero and five percent of the total compensation for each of the Named Executive Officers.

We also offer a qualified 401(k) defined contribution plan. The ability of executive officers to participate fully in this plan is limited under IRS and ERISA requirements. The 401(k) plan encourages employees to save for retirement by investing on a regular basis through payroll deductions.

Retirement benefits are reflected in the ‘All Other Compensation’ column in the Summary of Cash and Certain Other Compensation table on page 20.

Perquisites and Other Personal Benefits. We provide executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract, retain and motivate employees for key positions. We are selective in our use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The primary perquisites are car allowances and life insurance premiums.

Perquisites and other personal benefits are reflected in the ‘All Other Compensation’ column in the Summary of Cash and Certain Other Compensation table on page 20.

Executive Compensation and Risk. Although a substantial portion of the compensation paid to our executive officers is performance-based, we believe our executive compensation programs do not encourage excessive and unnecessary risk-taking by our executive officers because these programs are designed to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the Company. We achieve this balance through a combination of elements in our overall compensation plans, including: elements that reward different aspects of short-term and long-term performance; incentive compensation that rewards performance on a variety of different measures; awards that are paid based on results averaged out over several years; and awards paid in cash and awards paid in shares of the Company’s stock, to encourage better alignment with the interests of shareholders.

Clawback Provisions. Our performance-based cash incentive compensation program contains a provision that allows the Company to recapture amounts paid to the Named Executive Officers under certain circumstances. If the Company’s financial statements are the subject of a restatement due to misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the program for the relevant years. For purposes of this provision, excess incentive cash compensation means the positive difference, if any, between (i) the award paid to the Named Executive Officer and (ii) the award that would have been made to the Named Executive Officer, not including the effect of any discretionary reductions made by the Committee, had the target award been calculated based on the Company’s financial statements as restated.

Stock Ownership and Anti-Hedging/Pledging Policy. The Nominating and Governance Committee of the Board of Directors has adopted a stock ownership policy because it believes it is in the best interests of the Company and its shareholders to align the financial interests of our executive officers and directors with those of the Company’s shareholders. Under the policy, most recently revised in February 2013, the directors are expected to accumulate and own shares having a market value equal to three times their annual cash retainer; the CEO is expected to accumulate and own shares having a market value equal to three times his base salary; and each of the other Named Executive Officers is expected to accumulate and own shares having a market value equal to two times his or her base salary. Each executive officer or director has five years to accumulate the expected ownership level beginning from the later of September 2011 or their date of hire or promotion. In addition, executive officers and directors are expressly prohibited from engaging in hedging transactions related to the Company’s stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s stock, and from pledging the Company’s stock as collateral for a loan.

Summary of Cash and Certain Other Compensation

The following table reflects compensation earned by our CEO, our CFO, and each of the three other most highly compensated executive officers, for the years ended December 31, 2012, 2011 and 2010 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary(1)	Bonus(2)		Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total ($)
Richard A. Roman	2012	$530,000	$—		$310,504	$—	$135,756	$59,742	(5)	$1,036,002
Director, Chief Executive Officer and President	2011	530,000	125,000	(6)	1,381,267	—	513,726	—		2,549,993
	2010	343,000	177,500	(6)	—	368,460	—	—		888,960

Robin A. Gantt(7)	2012	265,000	25,000	(8)	279,759	—	51,036	32,548	(9)	653,343
Vice President, Chief Financial Officer	2011	221,900	—		202,292	—	153,616	15,180	(9)	592,988
	2010	65,400	15,000	(8)	—	—	—	—		80,400

Robert L. Mahoney	2012	298,000	—		314,603	—	57,392	52,354	(10)	722,349
Senior Vice President	2011	264,600	—		267,938	—	101,476	44,972	(10)	678,986
	2010	248,000	—		—	—	—	40,414	(10)	288,414

Scott J. Montross(11)	2012	400,000	—		521,645	—	97,065	16,110	(12)	1,034,820
Executive Vice President and Chief Operating Officer	2011	244,100	—		449,542	—	236,607	9,623	(12)	939,872

Gary A. Stokes	2012	298,000	—		314,689	—	48,796	57,173	(13)	718,658
Senior Vice President	2011	295,600	—		268,008	—	250,096	55,019	(13)	868,723
	2010	288,000	—		—	—	—	54,479	(13)	342,479

(1)	Includes amounts earned in each of the respective years, even if deferred.

(2)	Annual bonus represents amount earned for the year. Actual payments may be made over subsequent years.

(3)	The amounts included in this column represent the aggregate grant date fair value of RSUs and PSAs granted during the years reported in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value for the stock awards are in Note 11 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2012 Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the named executives.

(4)	The amounts included in this column represent the aggregate grant date fair value of stock options granted in accordance with FASB ASC Topic 718. The stock options awarded in 2010 were in connection with Mr. Roman’s appointment as CEO. There were no other stock option awards to Named Executive Officers in 2012, 2011, or 2010.

(5)	Amount includes $47,304 contributed by us to Mr. Roman’s nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Roman’s qualified 401(k) defined contribution plan and life insurance premiums.

(6)	Amounts are discretionary cash bonuses awarded to Mr. Roman by the Compensation Committee for his efforts and individual performance in 2011 and 2010.

(7)	Ms. Gantt was named Vice President and Chief Financial Officer in January 2011.

(8)	Amounts are discretionary cash bonuses awarded to Ms. Gantt by the Compensation Committee for her efforts and individual performance in 2012 and 2010.

(9)	Amount includes contributions by us to Ms. Gantt’s nonqualified retirement savings plan, qualified 401(k) defined contribution plan, life insurance premiums and annual automobile allowance.

(10)	Amount includes $25,737, $20,894 and $16,673 in 2012, 2011 and 2010, respectively, contributed by us to Mr. Mahoney’s nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Mahoney’s qualified 401(k) defined contribution plan, life insurance premiums and annual automobile allowance.

(11)	Mr. Montross was named Executive Vice President and Chief Operating Officer in May 2011.

(12)	Amounts paid by us for Mr. Montross’s life insurance premiums and annual automobile allowance.

(13)	Amount includes $30,406, $32,220 and $31,746 in 2012, 2011 and 2010, respectively, contributed by us to Mr. Stokes’ nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Stokes’ qualified 401(k) defined contribution plan, annual automobile allowance, life insurance premiums and spousal travel expenses.

Grants of Plan-Based Awards

The following table reflects grants of long-term equity incentive awards granted to each of the eligible Named Executive Officers for the year ended December 31, 2012.

	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards (3)
Name			Threshold (#)	Target (#)	Maximum (#)
Richard A. Roman	06/14/2012	(1)	—	2,671	2,671	$62,501
	06/14/2012	(2)	—	8,013	16,026	248,003

Robin A. Gantt	06/14/2012	(1)	—	2,406	2,406	74,112
	06/14/2012	(2)	—	7,220	14,440	205,647

Robert L. Mahoney	06/14/2012	(1)	—	2,706	2,706	63,320
	06/14/2012	(2)	—	8,119	16,238	251,284

Scott J. Montross	06/14/2012	(1)	—	4,487	4,487	104,996
	06/14/2012	(2)	—	13,462	26,924	416,649

Gary A. Stokes	06/14/2012	(1)	—	2,707	2,707	63,344
	06/14/2012	(2)	—	8,121	16,242	251,345

(1)	Awards represent the RSUs granted under the long-term equity incentive plan. The methodology applied in determining these awards and how they are earned is discussed under “Long-Term Equity Incentive Awards” above.

(2)	Awards represent the PSAs granted under the long-term equity incentive plan. The methodology applied in determining these awards and how they are earned is discussed under “Long-Term Equity Incentive Awards” above.

(3)	The amount included in this column represents the aggregate grant date fair value of awards granted in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value for the stock awards are in Note 11 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data of our 2012 Report on Form 10-K.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table sets forth, for each of the Named Executive Officers, the equity awards made to each such Named Executive Officer that were outstanding at December 31, 2012.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable		Unexercisable
Richard A. Roman	7,000	(1)	—	$10.310	5/13/2013	—		—
	2,000	(2)	—	14.000	5/11/2014	—		—
	2,000	(3)	—	22.070	5/10/2015	—		—
	2,000	(4)	—	28.310	5/9/2016	—		—
	2,000	(5)	—	34.770	5/30/2017	—		—
	24,000	(6)	—	24.150	3/29/2020	—		—
	—		—	—	—	12,046	(7)	$287,418
	—		—	—	—	16,061	(8)	383,215
	—		—	—	—	8,030	(9)	191,596
	—		—	—	—	2,671	(10)	63,730
	—		—	—	—	2,671	(11)	63,730
	—		—	—	—	5,342	(12)	127,460

Robin A. Gantt	—		—	—	—	2,556	(7)	60,986
	—		—	—	—	3,409	(8)	81,339
	—		—	—	—	1,705	(9)	40,681
	—		—	—	—	2,406	(10)	57,407
	—		—	—	—	2,407	(11)	57,431
	—		—	—	—	4,813	(12)	114,838

Robert L. Mahoney	—		—	—	—	3,386	(7)	80,790
	—		—	—	—	4,515	(8)	107,728
	—		—	—	—	2,258	(9)	53,876
	—		—	—	—	2,706	(10)	64,565
	—		—	—	—	2,706	(11)	64,565
	—		—	—	—	5,413	(12)	129,154

Scott J. Montross	—		—	—	—	5,681	(7)	135,549
	—		—	—	—	7,576	(8)	180,763
	—		—	—	—	3,788	(9)	90,382
	—		—	—	—	4,487	(10)	107,060
	—		—	—	—	4,487	(11)	107,060
	—		—	—	—	8,975	(12)	214,144

Gary A. Stokes	—		—	—	—	3,387	(7)	80,814
	—		—	—	—	4,516	(8)	107,752
	—		—	—	—	2,259	(9)	53,900
	—		—	—	—	2,707	(10)	64,589
	—		—	—	—	2,707	(11)	64,589
	—		—	—	—	5,414	(12)	129,178

(1)	These options were granted on May 13, 2003 and vested immediately.

(2)	These options were granted on May 11, 2004 and vested immediately.

(3)	These options were granted on May 10, 2005 and vested immediately.

(4)	These options were granted on May 9, 2006 and vested immediately.

(5)	These options were granted on May 30, 2007 and vested immediately.

(6)	These options were granted on March 29, 2010 and vested immediately.

(7)	These RSUs were granted on October 10, 2011 and vest as follows: 66.67% on January 1, 2013 and 33.33% on January 1, 2014.

(8)	These PSAs were granted on October 10, 2011 and 88% vested on January 1, 2013, based upon performance of our Total Shareholder Return from January 1, 2011 through December 31, 2012.

(9)	These PSAs were granted on October 10, 2011 and will vest on January 1, 2014, dependent upon performance of our Total Shareholder Return from January 1, 2011 through December 31, 2013.

(10)	These RSUs were granted on June 14, 2012 and vest as follows: 33.33% on January 1, 2013, 33.33% on January 1, 2014 and 33.33% on January 1, 2015.

(11)	These PSAs were granted on June 14, 2012 and will vest on January 1, 2014, dependent upon performance of our Total Shareholder Return from January 1, 2012 through December 31, 2013.

(12)	These PSAs were granted on June 14, 2012 and will vest on January 1, 2015, dependent upon performance of our Total Shareholder Return from January 1, 2012 through December 31, 2014.

2012 Option Exercises and Stock Vesting

The following table sets forth, for each Named Executive Officer, the number of shares acquired upon option exercises and vesting of stock awards during 2012, and the related value realized upon such exercises and vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Richard A. Roman	—	—	10,818	$255,699
Robin A. Gantt	—	—	1,023	23,386
Robert L. Mahoney	2,986	$9,018	1,702	38,443
Scott J. Montross	—	—	2,273	51,961
Gary A. Stokes	4,373	13,206	1,758	39,648

(1)	This column shows the number of shares underlying the options exercised in 2012 by the Named Executive Officers. The actual number of shares received by these individuals from options exercised in 2012 (net of shares used to cover the exercise price, if so elected) was as follows: Mr. Mahoney – 431 and Mr. Stokes – 631.

(2)	The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(3)	This column shows the number of shares acquired on vesting in 2012 by the Named Executive Officers. The actual number of shares received by these individuals from shares vested in 2012 (net of shares used to cover the applicable income taxes, if so elected) was as follows: Mr. Roman – 5,836, Ms. Gantt – 768, Mr. Mahoney – 913, Mr. Montross – 1,390 and Mr. Stokes – 1,320.

(4)	The value realized on vesting is based on the closing market price multiplied by the number of shares of stock vested on the applicable vesting date.

2012 Nonqualified Deferred Compensation

The following table sets forth, for each Named Executive Officer under our Deferred Compensation Plan, the amounts of the contributions made by each executive, the contributions made by us, the earnings generated by the investments within the Plan, and the balance of each Named Executive Officer’s account under the Deferred Compensation Plan for the year ended December 31, 2012.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(1)	Executive Distributions in Last Fiscal Year	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End(2)
Richard A. Roman	—	$47,304	$—	$2,196	$49,500
Robin A. Gantt	—	12,071	—	560	12,631
Robert L. Mahoney	$11,921	25,737	—	81,647	827,429
Scott J. Montross	—	—	—	—	—
Gary A. Stokes	14,905	30,406	—	75,228	768,906

(1)	These contributions are also included in the amounts reported in the All Other Compensation Column of the Summary Compensation Table.

(2)	A portion of the amounts in the Aggregate Balance at Last Fiscal Year-End column were reported in the Summary Compensation Table of previous years in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of Company contributions).

Employment Agreements

Richard A. Roman. We entered into an Amended and Restated Employment Agreement (the “Roman Employment Agreement”) with Mr. Roman effective April 21, 2011. The Roman Employment Agreement provided for an annual base salary of $530,000 and eligibility to participate in our cash and stock incentive plans and all other employee benefit plans available to our employees. The Roman Employment Agreement was originally for a term ending on June 30, 2012; however, the terms of the agreement continued in effect through December 31, 2012. Effective January 1, 2013, Mr. Roman entered into an Executive Employment Agreement (the “Roman Executive Employment Agreement”) pursuant to which Mr. Roman will serve as the Company’s Executive Chairman of the Board of Directors. The Roman Executive Employment Agreement provides that Mr. Roman’s initial annual base salary will be $240,000. Mr. Roman will not be eligible to participate in any of the Company’s bonus plans or short-term or long-term incentive plans, but will continue to vest in any bonus or incentive awards made to him before January 1, 2013, so long as he continues to serve as an employee of the Company. Mr. Roman also will be eligible to participate in all of the other employee benefit plans that are generally available to the Company’s employees. The Roman Executive Employment Agreement may be terminated by either Mr. Roman or the Company upon sixty days written notice. The Roman Executive Employment Agreement will also terminate in the event of Mr. Roman’s death or disability. Upon termination of the Roman Executive Employment Agreement for any reason, the Company will be required to pay Mr. Roman’s base salary through the date of termination.

During the two-year period beginning on January 1, 2013, the Company will pay Mr. Roman additional compensation in the amount of $66,250 on the first day of each calendar quarter, provided that no further payments will be made to Mr. Roman after the date he ceases to be a member of the Company’s Board of Directors for any reason other than a “Change in Control” (as defined in the Roman Executive Employment Agreement) or Mr. Roman’s death or disability (“Involuntary Termination”). In the event of an Involuntary Termination, Mr. Roman would be entitled to a lump-sum payment of the amounts he would have received if he had continued to serve as a member of the Board of Directors through December 31, 2014. The Roman Executive Employment Agreement also includes standard confidentiality, non-solicitation and nondisclosure provisions.

William R. Tagmyer. We entered into an Amended and Restated Employment Agreement (the “Tagmyer Employment Agreement”) with Mr. Tagmyer effective December 31, 2008. The Tagmyer Employment Agreement was for a term ending on December 31, 2010, unless terminated earlier by the parties. The Tagmyer Employment Agreement provided that through 2010, Mr. Tagmyer was to receive a base salary of $150,000 per year. Following the expiration of the Tagmyer Employment Agreement on December 31, 2010, Mr. Tagmyer remains an employee with an annual salary of $150,000 through December 31, 2012. Effective January 1, 2013, we agreed with Mr. Tagmyer that he will receive an annual salary of $125,000 until the expiration of his term as a director in 2014.

Change in Control Agreements

We have entered into change in control agreements (the “Agreements”) with certain of our executive officers. The Agreements for Messrs. Montross, Stokes and Mahoney are for a term ending July 19, 2013, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. The Agreement for Ms. Gantt is for a term ending April 21, 2013, provided that on that date and each anniversary thereafter, the term of the Agreement will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. If a “Change in Control” (as defined in the Agreements and described below) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

If an executive officer’s employment is terminated within two years after a Change in Control either by us without “Cause” (as defined in the Agreements and described below) or by the executive officer for “Good Reason” (as defined in the Agreements and described below), the executive officer will be entitled to receive his or her full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to two years’ base salary and (ii) an amount equal to two times the average cash bonuses paid to the executive officer during the previous three years. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding unvested stock options would immediately become fully vested. In the event that the payments made to an executive officer would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, an executive officer may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.”

If an executive officer’s employment is terminated within two years after a Change in Control either by us for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive his or her full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

For purposes of the Agreements, a “Change in Control” includes (i) any merger or consolidation transaction in which we are not the surviving corporation, unless our shareholders immediately before such transaction have the same proportionate ownership of common stock of the surviving corporation in the transaction, (ii) the acquisition by any person of 30 percent or more of our total combined voting power, (iii) the liquidation or the sale or other transfer of substantially all of our assets, and (iv) a change in the composition of the Board of Directors during any two-year period such that the directors in office at the beginning of the period and/or their successors who were elected by or on the recommendation of two-thirds of the directors in office at the beginning of the period do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, “Good Reason” includes (i) an adverse change in the executive officer’s status, title, position(s) or responsibilities or the assignment to the executive of duties or responsibilities which are inconsistent with the executive officer’s status, title or position, (ii) a reduction in the executive officer’s base salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 10 miles of his or her job location before the Change in Control, (iv) our failure to continue any compensation or employee benefit plan or program in effect before the Change in Control or any act or omission that would adversely affect the executive officer’s continued participation in any such plan or program or materially reduce the benefits under such plan or program, and (v) our failure to require any of our successors to assume our obligations under the Agreements within 30 days after a Change in Control. For purposes of the Agreements, “Cause” means the willful and continued failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given and commission of certain illegal conduct.

The following table shows the potential payments to Named Executive Officers upon termination for the reasons described below. The amounts shown assume that the employment of each executive was terminated effective as of December 31, 2012.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination for Good Reason	Termination Without Cause or Voluntary Termination for Good Reason, after a Change in Control	Termination For Cause or Voluntary Termination Without Good Reason	Termination as a Result of Disability or Death
Richard A. Roman
Base Salary	$530,000	$530,000	$—	$530,000
Bonus	—	—	—	—
Health and Insurance Benefits	—	—	—	—
Earned Vacation	41,000	41,000	41,000	41,000

Robin A. Gantt
Base Salary	$—	$530,000	$—	$—
Bonus	—	163,102	—	—
Health and Insurance Benefits	—	19,000	—	—
Earned Vacation	20,000	20,000	20,000	20,000

Robert L. Mahoney
Base Salary	$—	$596,000	$—	$—
Bonus	—	105,912	—	—
Health and Insurance Benefits	—	35,000	—	—
Earned Vacation	22,000	22,000	22,000	22,000

Scott J. Montross
Base Salary	$—	$800,000	$—	$—
Bonus	—	222,448	—	—
Health and Insurance Benefits	—	35,000	—	—
Earned Vacation	28,000	28,000	28,000	28,000

Gary A. Stokes
Base Salary	$—	$596,000	$—	$—
Bonus	—	199,261	—	—
Health and Insurance Benefits	—	23,000	—	—
Earned Vacation	8,000	8,000	8,000	8,000

Director Compensation

The Nominating and Governance Committee is responsible for recommending to the Board the level and form of compensation and benefits for directors. In 2012, Mercer LLC was engaged to conduct a review of our director compensation program. Members of the Board of Directors who are also our employees do not receive additional compensation for serving as directors. Each nonemployee director receives a $30,000 annual retainer, $2,000 for each Board meeting attended and $500 for each meeting of a committee of the Board attended. The Lead Director receives an additional retainer of $15,000. The Audit Committee Chairman receives an additional annual retainer of $7,500, and the Compensation Committee Chairman and Nominating and Governance Committee Chairman each receive an additional annual retainer of $5,000. In addition, in 2012 each nonemployee director received an award of $45,000, payable in cash, shares of the Company’s Common Stock, or a combination thereof, at each director’s election. The members of our Board of Directors are also reimbursed for travel expenses incurred in attending board meetings.

Director Compensation Table. The following table reflects compensation earned by the directors for the year ended December 31, 2012, with the exception of Mr. Roman, whose compensation is included in the Summary of Cash and Certain Other Compensation table above.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation	Total
William R. Tagmyer(3)	$—	$—	$173,758	$173,758
James E. Declusin	55,750	45,000	—	100,750
Michael C. Franson	100,750	—	—	100,750
Wayne B. Kingsley	54,750	45,000	—	99,750
Keith R. Larson	76,750	22,500	—	99,250

(1)	As of December 31, 2012, each director had the following number of options outstanding: Mr. Tagmyer – 0; Mr. Declusin – 0; Mr. Franson – 2,000; Mr. Kingsley – 6,000; Mr. Larson – 0.

(2)	On June 14, 2012, 1,923 shares of Common Stock were granted to Messrs. Declusin and Kingsley, and 961 shares of Common Stock were granted to Mr. Larson pursuant to our 2007 Stock Incentive Plan. The amount included in this column represents the amount recognized by us in 2012 for financial statement reporting purposes for the fair value of the common stock awarded. The assumptions used to calculate the grant date fair value for the stock awards are in Note 11 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2012 Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the directors.

(3)	Amount includes $150,000 base salary, amounts contributed to Mr. Tagmyer’s qualified 401(k) defined contribution plan and amounts paid by us for life insurance premiums and annual automobile allowance.

Compensation Committee Interlocks and Insider Participation

Messrs. Franson, Larson and Declusin, all of whom were independent directors, served on the Compensation Committee in 2012.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012, with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	290,141	$23.19	227,177
Equity compensation plans not approved by security holders(3)	—	—	—

Total	290,141	23.19	227,177

(1)	Consists of our 2007 Stock Incentive Plan and the 1995 Stock Option Plan for Nonemployee directors. Approximately 172,000 Performance Stock Awards have been included at a target level. The vesting of these awards is subject to the achievement of specific performance-based or market-based conditions, and the actual number of common shares that will ultimately be issued will be determined by multiplying this number of Performance Stock Awards by a payout percentage ranging from 0% to 200%.

(2)	The weighted-average exercise price set forth in this column is calculated excluding outstanding RSUs and performance stock awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)	We do not have any equity compensation plans or arrangements that have not been approved by shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

Keith R. Larson, Chairman

Michael C. Franson

James E. Declusin

APPROVAL OF AMENDMENT TO 2007 STOCK INCENTIVE PLAN

(Proposal No. 2)

The Board of Directors adopted the Northwest Pipe Company 2007 Stock Incentive Plan (the “Plan”) on April 19, 2007, and the Plan was approved by the Company’s shareholders on May 30, 2007. On April 12, 2013, the Board adopted an Amendment to the Plan which, subject to shareholder approval at the Annual Meeting, will increase the number of shares available for issuance under the Plan by 600,000 shares, from 600,000 shares to 1,200,000 shares (the “Amendment”).

We believe that stock ownership and equity incentive awards can align the interests of employees, officers, directors and consultants of the Company with those of the Company’s shareholders because they reward employees, officers and directors based upon stock price performance. The Plan is integral to the Company’s compensation strategies and programs, and we believe it provides the Company the opportunity to keep pace with its competitors and attract, retain and motivate the caliber of employees and directors essential for achievement of the Company’s success.

As of December 31, 2012, there were 227,177 shares available for future grant under the Plan, of the 600,000 shares reserved for issuance. If the outstanding grants of approximately 172,000 Performance Stock Awards, which are subject to the achievement of specific performance-based or market-based conditions, attain the maximum payout range of 200%, the number of shares available for future grant will be reduced to approximately 55,000.

The Board has adopted the Amendment, and recommends that the Company’s shareholders approve the Amendment, in order to ensure that there are sufficient shares available under the Plan to enable the Company to achieve its objectives. The Amendment will increase the aggregate number of shares available under the Plan by 600,000 shares. If the shareholders fail to approve the Amendment, the Company can continue to make awards under the existing plan, subject to existing authorized share limits.

The Board continues to actively manage the number of shares used for equity-based compensation each year. The following table sets forth information regarding options and time-based restricted stock granted and performance-based restricted stock granted under the Plan for each of the last three fiscal years.

	2012	2011	2010
Stock options granted	—	—	—
Director stock grants	4,807	6,261	6,615
Time-based restricted stock
Granted	28,826	64,142	—
Earned	8,382	15,756
Performance share awards
Granted	86,480	110,749	—
Earned	18,458	—

As of December 31, 2012, all of our directors and Named Executive Officers, and approximately 35 additional employees, had been issued or held awards under the Plan.

The following is a summary of the material terms of the Plan, as amended. A copy of the Amendment is included as Appendix A to this Proxy Statement.

Description of the Plan

Purpose of the Plan. The purpose of the Plan is to benefit and advance the interests of the Company by authorizing awards to certain employees, officers, directors and consultants of the Company and its subsidiaries as an additional incentive for them to make contributions to the financial success of the Company.

Awards under the Plan. The Plan provides for awards of stock options to purchase shares of common stock, stock appreciation rights, restricted and unrestricted shares of common stock and restricted stock units, the terms and conditions of which are described in more detail below.

The Company’s directors and executive officers are eligible to receive awards under the Plan, as are all other employees and consultants of the Company and its subsidiaries. As of December 31, 2012, we had six directors and approximately 1,100 employees. Subject to adjustment as described under “Adjustments” below, if the Amendment is approved at the Annual Meeting, the number of shares of common stock that may be issued under the Plan will be increased by 600,000 shares, to 1,200,000 shares. Shares subject to awards under the Plan will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of shares subject to the award being delivered to the participants. Shares of common stock that will be added back to the plan limit and will again be available for awards are those shares subject to an award that expires or is cancelled, forfeited or terminated without having been exercised or paid.

The maximum aggregate number of shares of common stock that may be granted to any participant during a single calendar year pursuant to stock options or stock appreciation rights (regardless of whether such awards are settled in cash, in shares of common stock, in other Company securities designated by the Compensation Committee or in a combination thereof), is (subject to adjustment) 60,000 shares, provided that an additional 60,000 shares could be granted to a newly hired employee who is granted an award in the year of hire.

All awards under the Plan will be approved by the Compensation Committee or its designee, in its sole discretion. For this reason, it is not possible to determine the benefits or amounts of the awards that will be received by any particular participant or group of participants in the future under the Plan. The fair market value of a share of common stock was $27.98 at the close of business on March 31, 2013.

Administration. The Plan will be administered by the Company’s Board of Directors or the Compensation Committee. In addition, subject to certain limitations, the Compensation Committee may delegate its authority under the Plan to one or more members of the Compensation Committee or one or more officers or other designees of the Company. The Compensation Committee selects the employees, officers, directors and consultants who receive awards under the Plan, and determines the type of award to be granted, the number of shares subject to awards or the cash amount payable in connection with an award and the terms and conditions of these awards in accordance with the terms of the Plan. The Compensation Committee has full authority to interpret the Plan and to establish rules for its administration.

With respect to any award that is intended to satisfy the exception for “qualified performance-based compensation” set forth in Section 162(m) of the Internal Revenue Code, the Compensation Committee will consist of at least the number of directors required from time to time to satisfy this exception, and each Compensation Committee member will satisfy the qualification requirements of such exception. Failure of any Compensation Committee member to meet these qualification requirements will not, however, invalidate any action taken or awards granted by the Compensation Committee.

Stock Options. Stock options can be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or options that do not qualify as incentive stock options for federal income tax purposes, called nonqualified stock options. Subject to certain limits described below, the Compensation Committee has the power to determine the number and kind of stock options granted, the date of grant, the exercise price of the stock options, the vesting schedule applicable to such stock options, the period during which they can be exercised and any applicable performance goal requirements. The Compensation Committee may, in its discretion, at any time accelerate the vesting date or dates of any stock option. No stock option may be granted with a per share exercise price of less than 100% of the fair market value of a share of common stock on the date of grant. No stock option can be exercised more than ten years after the date of grant. The Compensation Committee may not “reprice” any stock option (as defined in the Plan) without the approval of shareholders. The exercise price of a stock option will be paid in full on or before the settlement date for the shares of common stock issued pursuant to the exercise of the stock options in cash or, in the discretion of the Compensation Committee, in shares of common stock or in a combination of cash and shares or with any other form of valid consideration that is acceptable to the Compensation Committee. The Compensation Committee may also allow a participant to pay all or a portion of the exercise price using a net share settlement procedure, through the withholding of shares or through a cashless exercise procedure.

Generally, if a participant voluntarily terminates service or his or her service is terminated by the Company, his or her outstanding stock options may be exercised, to the extent then exercisable, for three months following the date of termination. In the event that a participant terminates service because of retirement, he or she may exercise his or her vested stock options for one year from the date of retirement. In the event of the permanent disability of a participant, his or her stock options may be exercised, to the extent exercisable upon the date of termination of service due to permanent disability, for one year following such date. In the event of a participant’s death, his or her stock options may be exercised, to the extent exercisable at the date of death, by the person who acquired the right to exercise the stock options by will or the laws of descent and distribution for one year following the date of death. The Compensation Committee generally has the discretion to reduce or increase the post-termination exercise periods described above, but in no event may a stock option be exercised following the earlier to occur of the expiration of the option and the tenth anniversary of the date of grant.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights under the Plan. No stock appreciation right may be granted with a per share exercise price of less than 100% of the fair market value of a share of common stock on the date of grant. Stock appreciation rights will be subject to the terms and conditions established by the Compensation Committee as set forth in the applicable award agreement and may be settled in shares of common stock, cash or a combination thereof. The Compensation Committee may, in its discretion, at any time accelerate the vesting date or dates of any stock appreciation right. The Compensation Committee may not reprice any stock appreciation right without the approval of shareholders.

Generally, if a participant voluntarily terminates service or his or her service is terminated by the Company, his or her outstanding stock appreciation rights may be exercised, to the extent then exercisable, for three months following the date of termination. In the event that a participant terminates service because of retirement, he or she may exercise his or her vested stock appreciation rights for one year from the date of retirement. In the event of the permanent disability of a participant, his or her stock appreciation rights may be exercised, to the extent exercisable upon the date of termination due to such permanent disability, for one year following such date. In the event of a participant’s death, his or her stock appreciation rights may be exercised, to the extent exercisable at the date of death, by the person who acquired the right to exercise such stock appreciation rights by will or the laws of descent and distribution for one year following the date of death. The Compensation Committee generally has the discretion to reduce or increase the post-termination exercise periods described above but, unless the Compensation Committee determines otherwise, in no event may a stock appreciation right be exercised following the earlier to occur of the expiration of the stock appreciation right and the tenth anniversary of the date of grant.

Restricted Stock, Restricted Stock Units and Unrestricted Stock. The Compensation Committee may grant restricted stock, restricted stock units and unrestricted stock under the Plan. A share of restricted stock is a share of common stock granted to the participant subject to restrictions as determined by the Compensation Committee. A restricted stock unit is a contractual right to receive, in the discretion of the Compensation Committee, a share of common stock, a cash payment equal to the fair market value of a share of common stock or a combination of cash and common stock, subject to terms and conditions determined by the Compensation Committee. The Compensation Committee may also, in its sole discretion, grant awards of unrestricted shares of common stock.

Restricted stock and restricted stock units will be subject to a vesting schedule, which may include any applicable time-based or performance goal requirements established by the Compensation Committee. For restricted stock awards, the participant will have all rights as a holder of shares of common stock except that the restricted stock cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such stock has vested. Restricted stock units paid in common stock may be evidenced by, among other things, book entry registration or the issuance of stock certificates for the appropriate number of shares of stock, free of restrictions.

If a participant terminates service with the Company or any of its subsidiaries for any reason, other than retirement, the unvested restricted stock and restricted stock units will be forfeited as of the date of such event, unless the Compensation Committee determines otherwise. The Compensation Committee may, in its discretion, accelerate the dates on which restricted stock and restricted stock units vest.

Performance Goals and Section 162(m). Section 162(m) of the Internal Revenue Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their chief executive officer and each of the other four most highly compensated officers. However, “performance-based” compensation is excluded from this limitation. The Plan is designed to permit the Compensation Committee to grant awards that qualify as “performance-based” for purposes of satisfying the conditions of Section 162(m).

Under the Plan, the Compensation Committee may condition the grant, vesting and/or exercisability of any award upon the attainment of performance targets related to one or more performance goals over a performance period selected by the Compensation Committee. The Compensation Committee may reduce any award below the maximum amount that could be paid based on the degree to which the performance targets related to such award were attained. However, the Compensation Committee may not increase any award that is intended to satisfy the exception for “qualified performance based compensation” set forth in Section 162(m) of the Internal Revenue Code above the maximum amount that could be paid based on the attainment of performance targets.

For any awards that are intended to satisfy the Section 162(m) exception for “qualified performance-based compensation,” the awards will be subject to one or more, or any combination, of the following performance goals, on a GAAP or non-GAAP basis, as selected by the Compensation Committee: total shareholder return; earnings per share; stock price; return on equity; net earnings; income from continuing operations; related return ratios; cash flow; net earnings growth; earnings before interest, taxes, depreciation and amortization (EBITDA); gross or operating margins; productivity ratios; expense targets; operating efficiency; market share; customer satisfaction; working capital targets (including, but not limited to days sales outstanding); return on assets; increase in revenues; decrease in expenses; increase in funds from operations (FFO); and increase in FFO per share. The performance targets may be determined on an absolute or cumulative basis or on a percentage of improvement over time. In addition, a performance target may be measured in terms of Company performance (or of the performance of a subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

In the event that, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar Corporate Transaction (as defined below) or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Compensation Committee of distorting the applicable performance criteria involving the Company, including, without limitation, changes in accounting standards, the Compensation Committee may adjust or modify, as determined by the Compensation Committee, the calculation of the performance goals, to the extent necessary to prevent reduction or enlargement of the participants’ awards under the Plan for such performance period attributable to such transaction, circumstance or event.

In the case of compensation attributable to stock options, the performance goal requirement is deemed satisfied if the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Dividends. The Compensation Committee may, in its sole discretion, allow any recipient of an award under the Plan to receive, currently or on a deferred basis, dividends, with respect to the number of shares of common stock covered by such award. The Compensation Committee may also provide for the amount of such dividend to be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award.

Adjustments. In the event of any increase or decrease in the number of outstanding shares of common stock of the Company resulting from the subdivision or consolidation of the outstanding shares of common stock, the payment of a stock dividend, or similar change in capitalization, the number of shares covered by the Plan, the maximum grant limitations under the Plan and the number of shares covered by or referenced in each outstanding stock option, stock appreciation right or restricted stock unit and the exercise price of each such award will be adjusted to reflect such increase or decrease.

In the event of a proposed sale of all or substantially all of the assets of the Company, or a merger of the Company with and into another corporation, all outstanding awards shall be assumed or equivalent awards shall be substituted by such successor corporation, unless the Compensation Committee provides all award holders with the right to immediately exercise all of their awards, whether vested or unvested. In the event of a proposed dissolution or liquidation of the Company, outstanding awards will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Compensation Committee. In such a situation, the Compensation Committee is authorized to give award holders the right to immediately exercise all of their awards, whether vested or unvested.

Transfer and Rights Restrictions. The rights of a participant with respect to any award granted under the Plan will be exercisable during the participant’s lifetime only by the participant and will not be transferable by the participant other than by will or the laws of descent and distribution. The Compensation Committee may, however, permit other transferability, subject to any conditions and limitations that it imposes; provided that incentive stock options are not transferable. No award will be construed as giving any participant a right to receive future awards or to continued employment or service with the Company.

Amendment and Termination of the Plan. The Board of Directors of the Company may at any time alter, amend, suspend or terminate the Plan, in whole or in part, except that no alteration or amendment will be effective without shareholder approval if such approval is required by law or under the rules of the principal stock exchange on which the Company’s common stock is listed, and no termination, suspension, alteration or amendment may materially adversely alter or affect the terms of any then outstanding awards without the consent of the affected participant.

U.S. Federal Income Tax Consequences

Incentive Stock Options. The grant of an option will not be a taxable event for the participant or for the Company. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any income tax deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the participant generally must be a Company employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The Company will be allowed an income tax deduction to the extent the participant recognizes ordinary income, subject to the Company’s compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Nonqualified Options. The grant of a nonqualified option will not be a taxable event for the participant or the Company. Upon exercising a nonqualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonqualified option, the participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock. A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted stock units under the Plan. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares and the value of the cash (if the restricted stock units are settled in whole or in part in cash) issued to such participant at the end of the restriction period or, if later, the payment date. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the Plan. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Unrestricted Stock. Participants who are awarded unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. Subject to the limits of Section 162(m) of the Internal Revenue Code, we will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE AMENDMENT TO THE NORTHWEST PIPE COMPANY 2007 STOCK INCENTIVE PLAN AS DESCRIBED ABOVE.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 3)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), and recently adopted SEC regulations, the Board of Directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote on the compensation of our Named Executive Officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:

“RESOLVED, that the shareholders of Northwest Pipe Company approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”

The Company urges you to read the disclosure under “Compensation Discussion and Analysis,” which begins on page 15 and discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers for 2012. We have designed our executive compensation structure to attract, retain and motivate executives who can accomplish our business strategy, and whose interests are aligned with those of our shareholders. We believe that our executive compensation program does not encourage excessive and unnecessary risk-taking by our executives but, rather, encourages our executives to remain focused on both the short-term and long-term operational and financial goals of the Company.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board or the Compensation Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT AND AS DESCRIBED ABOVE PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE EXCHANGE ACT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2012, there has not been any transaction or series of transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation arrangements with the Company’s executive officers and directors, all on terms described under “Executive Compensation” above.

The Audit Committee is responsible for the review and approval of all related party transactions. Although the Audit Committee does not have written policies and procedures with respect to the review of related party transactions, we intend that any such transactions will be reviewed by the Audit Committee and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of shares with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by us with respect to 2012, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than ten percent of a registered class of the Company’s equity securities have been complied with for 2012.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of April 12, 2013, regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company’s directors and director nominees, and (iv) all directors, director nominees and executive officers as a group. The address of each of the Named Executive Officers and directors is c/o Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

	Shares Beneficially Owned(1)
	Shares	Percent
Certain Beneficial Owners:
Eagle Asset Management, Inc.(2)	1,297,748	13.8%
880 Carillon Parkway
St. Petersburg, FL 33716
Heartland Advisors, Inc.(3)	740,925	7.9%
789 North Water Street
Milwaukee, WI 53202
Dimensional Fund Advisors LP(4)	731,287	7.7%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
Royce & Associates LLC(5)	638,635	6.8%
745 Fifth Avenue
New York, NY 10151
BlackRock, Inc.(6)	571,605	6.1%
40 East 52nd Street
New York, NY 10022
Vanguard Group Inc(7)	500,103	5.3%
100 Vanguard Boulevard
Malvern, PA 19355
Directors and Nominees:
James E. Declusin	5,602	*
Harry L. Demorest	2,550	*
Michael C. Franson	15,244	*
Wayne B. Kingsley	34,867	*
Keith R. Larson	4,075	*
William R. Tagmyer	29,250	*
Named Executive Officers:
Richard A. Roman	65,134	*
Robin A. Gantt	5,698	*
Robert L. Mahoney	21,502	*
Scott Montross	8,921	*
Gary A. Stokes	24,641	*
All directors and executive officers as a group (14 persons):	227,229	2.4%

(*)	Represents beneficial ownership of less than one percent of the outstanding Common Stock.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from April 17, 2013 are considered outstanding for the purpose of calculating each person’s percentage of Common Stock owned, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of stock options that are exercisable within 60 days of April 17, 2013 is as follows: Mr. Declusin – 0; Mr. Demorest – 0; Mr. Franson – 2,000; Ms. Gantt – 0; Mr. Montross – 0; Mr. Kingsley – 6,000; Mr. Larson – 0; Mr. Mahoney – 0; Mr. Roman – 39,000; Mr. Stokes – 0; Mr. Tagmyer – 0; and all directors and executive officers as a group – 47,000.

(2)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Eagle Asset Management, Inc. on March 5, 2013, reflecting its beneficial ownership of Common Stock as of February 28, 2013. The Schedule 13G/A states Eagle Asset Management, Inc. has sole voting and investment power with respect to 1,297,748 shares of Common Stock.

(3)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Heartland Advisors, Inc. on February 7, 2013, reflecting its beneficial ownership of Common Stock as of December 31, 2012. The Schedule 13G/A states Heartland Advisors, Inc. has shared voting power with respect to 710,700 shares of Common Stock and investment power with respect to 740,925 shares of Common Stock.

(4)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 11, 2013, reflecting its beneficial ownership of Common Stock as of December 31, 2012. The Schedule 13G/A states Dimensional Fund Advisors LP has sole voting power with respect to 717,973 shares of Common Stock and sole investment power with respect to 731,287 shares of Common Stock.

(5)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Royce & Associates, LLC on January 17, 2013, reflecting its beneficial ownership of Common Stock as of December 31, 2012. The Schedule 13G/A states Royce & Associates, LLC has sole voting and dispositive power with respect to 638,635 shares of Common Stock.

(6)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 5, 2013, reflecting its beneficial ownership of Common Stock as of December 31, 2012. The Schedule 13G/A states BlackRock, Inc. has sole voting and investment power with respect to 571,605 shares of Common Stock.

(7)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by Vanguard Group Inc. on February 13, 2013, reflecting its beneficial ownership of Common Stock as of December 31, 2012. The Schedule 13G states Vanguard Group Inc. has sole voting power with respect to 14,689 shares of Common Stock and sole investment power with respect to 486,114 shares of Common Stock.

RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

(Proposal No. 4)

The audit committee of our Board has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013, and is seeking ratification of such appointment by our shareholders. PricewaterhouseCoopers LLP has most recently audited our financial statements since the year ending December 31, 2012. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the audit committee is submitting the appointment of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our shareholders.

Fees for services billed by the Company’s principal accountant, PricewaterhouseCoopers LLP, for the year ended December 31, 2012, and billed by Deloitte and Touche LLP for the year ended December 31, 2011 were as follows:

	2012	2011
Audit fees(1)	$704,000	$2,001,000
Audit-related fees	—	—
Tax and All Other Fees	—	—

Total fees	$704,000	$2,001,000

(1)	Audit fees include fees for audits of the annual financial statements, including required quarterly reviews and the audit of the Company’s internal control over financial reporting, and fees billed by Deloitte and Touche LLP of approximately $350,000 for the restatement discussed in Note 18 of the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. In addition, we reimbursed PricewaterhouseCoopers LLP $14,000 for out-of-pocket expenses incurred in the performance of their services, and we reimbursed Deloitte and Touche LLP $147,000 for out-of-pocket expenses incurred in the performance of their services.

On August 20, 2012, the Audit Committee dismissed Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm. The report of Deloitte & Touche on the consolidated financial statements of the Company for the fiscal years ended December 31, 2011 and 2010 did not contain any disclaimers of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report included an explanatory paragraph with respect to the restatement of the Company’s consolidated financial statements as of December 31, 2010 and for the fiscal years ended December 31, 2010 and 2009. The report of Deloitte & Touche on the Company’s internal control over financial reporting based on their audit for the fiscal year ended December 31, 2011 contained an adverse opinion due to material weaknesses. During the fiscal years ended December 31, 2011 and 2010 and through August 20, 2012: (i) there have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche would have caused them to make reference thereto in their reports on the financial statements for such years; and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Registration S-K, except for the material weaknesses in internal control over financial reporting described below, which resulted in the expansion of the scope of the audits.

In its Annual Report on Form 10-K for the year ended December 31, 2011, filed April 27, 2012, the Company reported material weaknesses in the Company’s internal control over financial reporting as follows: several of the Company’s review controls were not designed to operate at a sufficiently precise level, and the Company’s monitoring process did not identify these deficiencies; the Company’s review controls for its computation of revenue recognized on the percentage-of-completion method did not evaluate the accuracy of certain key inputs to the revenue recognition model; the Company’s review controls for existence and completeness of inventory did not operate effectively which could result in a misstatement of inventories and cost of sales; control activities related to the reviews which were recently established to periodically assess useful lives, units of production and the existence of the Company’s property and equipment did not operate for a sufficient period of time to be able to conclude whether they were operating effectively; and the Company’s control activities related to the accounting for complex or non-routine transactions did not operate effectively.

For the year ended December 31, 2010, the Company reported material weaknesses in the Company’s internal control over financial reporting as follows: ineffective control environment, as evidenced by an insufficient number of personnel with an appropriate level of GAAP knowledge and experience or ongoing training in the application of GAAP commensurate with the Company’s financial reporting requirements, including an insufficient number of personnel appropriately qualified to perform an appropriately detailed review of the accounting for nonroutine transactions; lack of effective controls to ensure regular validation of management assumptions used in accounting estimates; ineffective controls over spreadsheets; and lack of effective controls to ensure timely internal notification of business transactions and decisions requiring accounting entries.

The Audit Committee and management discussed the material weaknesses in internal control described above with Deloitte & Touche and authorized Deloitte & Touche to respond fully to any inquiries about the Company’s material weaknesses over financial reporting as may be made by the Company’s successor independent registered public accounting firm. The Company provided Deloitte & Touche with a copy of the foregoing disclosure and requested that Deloitte & Touche furnish the Company with a letter addressed to the SEC stating whether or not Deloitte & Touche agreed with the statements made in the foregoing disclosure. A copy of Deloitte & Touche’s letter, dated August 24, 2012, was filed with the SEC on August 24, 2012 as an exhibit to the Company’s Current Report on Form 8-K filed on that date.

To help assure independence of the independent auditors, the Audit Committee has established a policy whereby all services of the principal accountant or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis services may instead be approved by the Chief Executive Officer or the Chief Financial Officer. One hundred percent of the fees shown in the principal accountant fees schedule for 2012 and 2011 were approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2013 proxy statement. Any such proposal must be received by the Company not later than December 17, 2013, which the Company believes is a reasonable time before it will begin to print and send its proxy materials. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

CERTAIN LITIGATION

On November 20, 2009, a complaint against the Company, captioned Richard v. Northwest Pipe Co. et al., No. C09-5724 RBL (“Richard”), was filed in the United States District Court for the Western District of Washington. The plaintiff is allegedly a purchaser of the Company’s stock. In addition to the Company, Brian W. Dunham, the Company’s former President and Chief Executive Officer, and Stephanie J. Welty, the Company’s former Chief Financial Officer, are named as defendants. The complaint alleges that defendants violated Section 10(b) of the Securities Exchange Act of 1934 by making false or misleading statements between April 23, 2008 and November 11, 2009. Plaintiff seeks to represent a class of persons who purchased the Company’s stock during the same period, and seeks damages for losses caused by the alleged wrongdoing. The Richard action and a related action were consolidated on February 25, 2010 and Plumbers and Pipefitters Local No. 630 Pension-Annuity Trust Fund was appointed lead plaintiff in the consolidated action. A consolidated amended complaint was filed by the plaintiff on December 21, 2010, and our motion to dismiss was filed on February 25, 2011, as were similar motions filed by the individual defendants. On August 26, 2011, the Court denied all defendants’ motions to dismiss, and the Company filed its answer to the consolidated amended complaint on October 24, 2011. The parties participated in an initial settlement mediation on January 30, 2012. On July 19, 2012 the parties participated in a second settlement mediation at which the parties agreed, subject to court approval, to settle all of the plaintiff’s claims for $12.5 million. All of this amount will be paid by the Company’s insurers with the exception of $400,000 in retention. The full settlement amount has been placed into escrow. On March 22, 2013, the Court issued a final order approving the class action settlement and dismissing the lawsuits.

On March 3, 2010, the Company was served with a derivative complaint, captioned Ruggles v. Dunham et al., No. C10-5129 RBL (“Ruggles”), and filed in the United States District Court for the Western District of Washington. The plaintiff in this action is allegedly a current shareholder of the Company. The Company is a nominal defendant in this litigation. Plaintiff seeks to assert, on the Company’s behalf, claims against Brian W. Dunham, Stephanie J. Welty, William R. Tagmyer, Keith R. Larson, Wayne B. Kingsley, Richard A. Roman, Michael C. Franson and Neil R. Thornton. The asserted basis of the claims is that defendants breached fiduciary duties to the Company by causing the Company to make improper statements between April 23, 2008 and August 7, 2009. Plaintiff seeks to recover, on the Company’s behalf, damages for losses caused by the alleged wrongdoing. Subsequently, other, similar derivative complaints were filed in the Superior Court of Washington for Clark County. An amended complaint in the Ruggles action was filed on November 10, 2011, and the defendant responded to the complaint by filing a motion to dismiss. The derivative parties participated in both of the settlement mediations described above. At the mediation on July 19, 2012, the parties agreed, subject to court approval, to settle all of the above derivative plaintiffs’ claims in all of the above-described derivative actions, with the Company agreeing to make certain corporate governance modifications and pay plaintiffs the amount of $750,000 for plaintiffs’ attorneys’ fees. All of this amount will be paid by the Company’s insurers. On March 29, 2013, the Court issued a final order approving the settlement of the derivative actions and dismissing the lawsuits.

On March 8, 2010, the staff of the Enforcement Division of the SEC advised our counsel that they had obtained a formal order of investigation with respect to matters related to the Audit Committee investigation. We cooperated fully with the SEC in connection with these matters. The Company received a letter from the SEC dated April 3, 2013 indicating that the SEC’s investigation had been completed as to the Company, and that the staff of the SEC did not intend to recommend any enforcement action against the Company.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2013 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders (including Form 10-K) for the year ended December 31, 2012 accompanies this Proxy Statement. The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s Common Stock entitled to vote at the Annual Meeting, additional copies of the Company’s Annual Report. Written requests should be mailed to Northwest Pipe Company, Attn: Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

By Order of the Board of Directors,

Scott J. Montross

President and Chief Executive Officer

Vancouver, Washington

April 17, 2013

Appendix A

AMENDMENT TO 2007 STOCK INCENTIVE PLAN

This Amendment (the “Amendment”) to the Northwest Pipe Company 2007 Stock Incentive Plan (the “Plan”) is made as of the 12th day of April, 2013, subject to the approval of the shareholders of the Northwest Pipe Company (the “Company”).

RECITALS:

A.	The Company adopted the Plan at its annual meeting in 2007.

B.	The Company desires to increase the number of shares of the Company’s common stock available for awards under the Plan.

AMENDMENT

1.	Article 6 of the Plan is hereby amended and restated in its entirety as follows:

ARTICLE 6

STOCK

The stock subject to Awards granted under the Plan will be shares of the Company’s authorized but unissued or reacquired Common Stock. The aggregate number of Shares subject to Awards granted under this Plan will not exceed ~~600,000~~ 1,200,000 Shares (the “Share Reserve”). Each Share subject to an Award will reduce the Share Reserve by one share.

If any outstanding Option or stock-settled Stock Appreciation Right for any reason expires or is terminated, or any Restricted Stock or Restricted Stock Unit is forfeited, then the Shares represented by the unexercised or forfeited portion of such Award may again be subjected to Awards under the Plan. The following Shares may not again be made available for issuance under the Plan: (i) Shares not issued or delivered as a result of the net exercise of a Stock Appreciation Right or Option, or (ii) Shares used to pay the withholding taxes related to an Award, or (iii) if a distribution related to an Award is made in cash, the number of Shares subject to the redeemed or exercised portion of the Award.

2.	Except as otherwise amended by this Amendment, the Plan shall remain in full force and effect.

A-1

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 30, 2013. Vote by Internet Go to www.investorvote.com/NWPX Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black inkpen, mark your votes with an Xas shown inthis example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FORall the nominees listed and FORProposals 2, 3 and 4. 1. Election of Directors:ForWithholdForWithholdForWithhold 01 - Scott J. Montross,for a one year term,expiring in 2014.04 - Michael C. Franson,for a three year term,expiring in 2016 02 - Harry L. Demorest, for a three year term,expiring in 2016. 03 - James E. Declusin,for a three year term,expiring in 2016. 2. Approval of an Amendment to the Company’s 2007 StockIncentive Plan4. Ratification of appointment of PricewaterhouseCoopersLLP as the Company’s independent registered publicaccounting firm. 3. Advisory Vote on Executive Compensation5. Upon such other matters as may properly come before, or incident to the conduct ofthe Annual Meeting, the Proxy holders shall vote in such manner as they determineto be in the best interests of the Company. The Company is not presently aware ofany such matters to be presented for action at the meeting. Non-Voting Items Change of Address —Please print your new address below.Comments— Please print your comments below. Meeting AttendanceMark the box to the rightif you plan to attend theAnnual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowCNOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX

Important notice regarding the Internet availability of proxy materials for the Annual Meeting ofShareholders.The Proxy Statement and the 2012 Annual Report to Shareholders are available at: www.nwpipe.com/proxy IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — NORTHWEST PIPE COMPANY Proxy for Annual Meeting of Shareholders to be Held on May 31, 2013The undersigned hereby names, constitutes and appoints Richard A. Roman and Scott J. Montross or each of them acting in absence of theother, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of theShareholders of Northwest Pipe Company (the “Company”) to be held at 9:00 a.m. local time in Portland, Oregon on Friday, May 31, 2013 at theHeathman Hotel, 1001 SW Broadway, Portland, OR 97205 and at any adjournments or postponements thereof, and to vote all the shares of CommonStock held of record in the name of the undersigned on April 12, 2013, with all the powers that the undersigned would possess if he or she werepersonally present.THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMSON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, ANDIN ACCORDANCE WITH THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THEUNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANYOTHER PROXY OR PROXIES PREVIOUSLY GIVEN.(Continued and to be marked, dated and signed, on the other side)